EXHIBIT 23.2

Consent of Public Accounting Firm

The Board of Directors

Prime Meridian Holding Company

We consent to the use of our report dated October 16, 2013, with respect to the consolidated balance sheets of Prime Meridian Holding Company and subsidiary as of December 31, 2012 and 2011, and the related consolidated statements of earnings, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Tampa, Florida

October 17, 2013